Exhibit 5.1

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March 7, 2019

JPMorgan Chase & Co.
383 Madison Avenue, Floor 41
New York, New York 10179

JPMorgan Chase Financial Company LLC

383 Madison Avenue, Floor 5

New York, New York, 10179

Ladies and Gentlemen:

JPMorgan Chase & Co., a Delaware corporation (the “Company”), and JPMorgan Chase Financial Company LLC, a Delaware limited liability company ( “JPMCFC”), have filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (as amended to the date hereof, the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, (i) JPMCFC’s Global Medium Term Notes, Series A (the “Notes”), which will be fully and unconditionally guaranteed by the Company, to be issued from time to time pursuant to the Indenture dated as of February 19, 2016 among JPMCFC, the Company and Deutsche Bank Trust Company Americas, as trustee (the “Indenture”) and (ii) guarantees of the Notes by the Company (the “Guarantees”).

We, as your special product counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of JPMCFC or the Company that we reviewed were and are accurate and (vii) all representations made by JPMCFC or the Company as to matters of fact in the documents that we reviewed were and are accurate.

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Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, when the specific terms of a particular series of Notes and the related Guarantees have been duly authorized and established in accordance with the Indenture; and such Notes and the related Guarantees have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture and the applicable underwriting or other distribution agreement against payment therefor, such Notes will constitute valid and binding obligations of JPMCFC and the related Guarantees will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that we express no opinion as to (x) (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of the Company’s obligation or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

In connection with the opinion expressed above, we have assumed that, at or prior to the time of the delivery of any such Note, (i) pursuant to the authority granted by the Board of Managers of JPMCFC (or a duly authorized committee thereof) and the Board of Directors of the Company (or a duly authorized committee thereof), as the case may be, a duly authorized officer or attorney-in-fact shall have duly established the terms of such Note and duly authorized the issuance and sale of such Note and such authorization shall not have been modified or rescinded; (ii) JPMCFC is, and shall remain, validly existing as a limited liability company in good standing under the laws of the State of Delaware and the Company is, and shall remain, validly existing as a corporation in good standing under the laws of the State of Delaware; (iii) the Trustee is, and shall remain, validly existing and in good standing under the laws of the jurisdiction of its organization; (iv) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; (v) the Indenture, the Notes and the Guarantees have been duly authorized, executed, authenticated (if applicable) and delivered by, and are each valid, binding and enforceable agreements of, each party thereto (other than as expressly covered above in respect of JPMCFC and the Company); and (vi) there shall not have occurred any change in law affecting the validity or enforceability of such Note or any related Guarantee. We have also assumed that the terms of any Note or any related Guarantee whose terms are established subsequent to the date hereof and the issuance, execution, delivery and performance by JPMCFC or the Company of any Note or any related Guarantee, as applicable, (a) require no action by or in respect of, or filing with, any governmental body, agency or official and (b) do not contravene, or constitute a default under, any provision of applicable law or public policy or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon JPMCFC or the Company.

In connection with our opinion above, we note that, as of the date of this opinion, a judgment for money in an action based on Notes payable in foreign currencies in a federal or state

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court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency in which a particular Note is payable into United States dollars will depend upon various factors, including which court renders the judgment. However, if a judgment for money in an action based on the Notes were entered by a New York court applying New York law, such court would render a judgment in such foreign currency, and such judgment would be converted into United States dollars at the rate of exchange prevailing on the date of entry of such judgment.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company with the Commission on or about March 7, 2019 and its incorporation by reference into the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In addition, if a prospectus supplement or pricing supplement relating to the offer and sale of any particular Note or Notes is prepared and filed by JPMCFC and the Company with the Commission on this date or a future date and the prospectus supplement or pricing supplement contains a reference to us and our opinion substantially in the form set forth below, this consent shall apply to the reference to us and our opinion in substantially such form:

“In the opinion of Latham & Watkins LLP, as special product counsel to JPMCFC and the Company, when the notes offered by this pricing supplement have been executed and issued by JPMCFC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMCFC and the related guarantee will constitute a valid and binding obligation of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such special product counsel expresses no opinion as to [(x)](i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of the Company’s obligation under the related guarantee [or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest]. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 7, 2019, which was filed as an exhibit to a Current

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Report on Form 8-K by the Company on March 7, 2019. [This opinion is also subject to the discussion, as stated in such letter, of the enforcement of notes denominated in a foreign currency.]”

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Latham & Watkins LLP